Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation of our report dated June 18, 2026 with respect to the financial statements of Made in USA, Inc. included in this Annual Report on Form 10-K for the fiscal year ended February 28, 2026.

/s/ Boladale Lawal & Co.

Lagos, Nigeria

June 18, 2026